AMENDMENT TO BYLAWS OF
OLD MUTUAL ADVISOR FUNDS

AS AMENDED NOVEMER 19, 2007


Effective November 19, 2007, the Bylaws of Old Mutual
Advisor Funds are amended to remove all references to "Old Mutual Advisor Funds" and replace all such references with "Old Mutual Funds I."